Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-167263

PROSPECTUS SUPPLEMENT

(To prospectus dated June 15, 2010 and prospectus supplement dated September 24, 2010)

Series B Warrants to Purchase up to 904,764 Shares of Common Stock

Exercisable at $6.00 per share

We are extending the expiration date of our warrants to purchase up to an aggregate of 904,764 shares of our common stock, par value $1.00 per share (our “Common Stock”), that would otherwise expire on September 29, 2011 (such warrants, the “Series B Warrants”). We are amending the Series B Warrants to extend the expiration date to the close of business on the earlier of (i) January 27, 2012 or (ii) an alternate expiration date selected by the Company in its sole discretion. If the Company selects an alternate expiration date, the Company will provide written notice of such alternate expiration date to the registered holders of the Series B Warrants not less than 10 business days prior to such date, in accordance with the terms of the Series B Warrants.

Warrant holders who choose to exercise their Series B Warrants must (i) deliver a properly completed notice of exercise prior to the expiration date to the warrant agent via e-mail message or facsimile transmission at the contact information provided below, and (ii) deliver funds for payment of the warrant exercise price by wire transfer to Virginia Commerce Bancorp, Inc. For wire transfer instructions, please contact our warrant agent at the contact information provided below.

If a warrant holder exercises its Series B Warrants in full, the warrant holder must deliver the original Series B Warrant certificate to the warrant agent, Troutman Sanders LLP, by hand, express mail, or overnight courier at the following address:

Troutman Sanders LLP Troutman Sanders Building 1001 Haxall Point Richmond, VA 23219 Attn: Seth A. Winter, Esq. Seth.winter@troutmansanders.com Facsimile: (804) 698-6026

All e-mail messages and facsimile transmissions to the warrant agent should be confirmed by contacting the warrant agent by telephone at (804) 697-2329.

This prospectus supplement should be read in conjunction with our prospectus dated June 15, 2010 and our prospectus supplement dated September 24, 2010.

These securities involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2011